Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of The Lovesac Company on Form S-8, Nos. 333-248755 and 333-232674, of our report dated March 30, 2022, except for Note 2 and the revised disclosures in Notes 5, 6, 7 and 8, for which the date is November 2, 2023, with respect to our audits of the consolidated financial statements of The Lovesac Company as of January 30, 2022 and for each of the two years in the period ended January 30, 2022, which report is included in this Annual Report on Form 10-K of The Lovesac Company for the year ended January 29, 2023.

Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion because of the existence of a material weakness.

/s/ Marcum LLP

Hartford CT
November 2, 2023